Traffix, Inc.
One Blue Hill Plaza
P.O. Box 1665
Pearl River, NY 10965

October 12, 2007

New Motion, Inc.
42 Corporate Park, Suite 250
Irvine, CA 92606
Attn: Burton Katz, CEO
Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of September 26, 2007, by and among New Motion, Inc., Traffix, Inc. and NM Merger Sub, Inc. (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

The parties to the Merger Agreement acknowledge and agree that the reference in Section 7.2(c)(iii) of the Merger Agreement to “6 months” was a mutual mistake and was intended to read “12 months”. Accordingly, pursuant to Section 7.3 of the Merger Agreement, the clause “6 months” in Section 7.2(c)(iii) is hereby amended to read “12 months”.

The term “Agreement” as used in the Merger Agreement shall be deemed to refer to the Merger Agreement as amended by this letter agreement. It is expressly understood and agreed that except as otherwise provided herein, all terms, conditions and provisions contained in the Merger Agreement shall remain in full force and effect without any further change or modification whatsoever.

Sincerely,

Traffix, Inc.

By:
Jeffrey Schwartz

Acknowledged and agreed as
of this 15th day of October 2007

New Motion, Inc.

By:____________________________________
Burton Katz

NM Merger Sub, Inc.

By:____________________________________
Burton Katz